Exhibit 99.1

Investor Contact:

Asher Dewhurst

Westwicke Partners

QuorumHealth@Westwicke.com / (443) 213-0500

QUORUM HEALTH CORPORATION ANNOUNCES DEFINITIVE AGREEMENT TO DIVEST

A HOSPITAL IN CALIFORNIA

BRENTWOOD, Tenn. (June 7, 2019) – Quorum Health Corporation (NYSE: QHC) today announced that it has entered into a definitive agreement to divest the 106-bed Watsonville Community Hospital in Watsonville, California to Halsen Healthcare. The transaction is expected to be complete by the end of the third quarter of 2019, subject to customary approvals and conditions.

The Company anticipates that the total cash proceeds from the transaction will be approximately $35 to $40 million, subject to final working capital balances. All cash proceeds from the transaction will be used to repay outstanding principal on the Company’s Term Loan Facility.

Cain Brothers, a division of KeyBanc Capital Markets, is acting as financial advisor to the Company on this transaction.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 26 affiliated hospitals in rural and mid-sized markets located across 14 states with an aggregate of 2,458 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

Forward-Looking Statements

Statements contained in this news release regarding expected divestitures, including with respect to the anticipated closing date, amount of cash proceeds, and use of proceeds, and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Quorum Health Corporation with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The terms “QHC,” “Quorum Health,” “the Company,” “we,” “us” or “our” refer to Quorum Health Corporation or one or more of its subsidiaries or affiliates as applicable.

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